Exhibit 107

Calculation of Filing Fee Table

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

Haoxi Health Technology Limited

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to Be Paid	Equity	Class A Ordinary Share, $0.0001 par value per share(1)(2)	457(o)	-	-		$11,500,000	0.00014760	$1,697.4
	Equity	Class A Ordinary Share, $0.0001 par value per share, each underlying the Series A Warrants	457(g)	8,865,248	5.64	(3)	$50,000,000	0.00014760	7,380
	Equity	Class A Ordinary Share, $0.0001 par value per share, each underlying the Series B Warrants (Primary Offering)(3)	457(g)	7,092,199	0.0001	(4)	$709.22	0.00014760	$0.11
Fees Previously Paid	—	—	—	—	—		—	—	—
			Total Offering Amounts				$61,500,709.2		$9,077.51
			Total Fees Previously Paid						$3,394.80
			Total Fee Offsets						$—
			Net Fees Due						$5,682.71

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	The proposed maximum aggregate offering price of the Class A Ordinary Share will be reduced on a dollar-for-dollar basis based on the offering price of any prefunded warrants issued in the offering, and the proposed maximum aggregate offering price of the prefunded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Class A Ordinary Share issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Class A Ordinary Share and prefunded warrants (including the Class A Ordinary Share issuable upon exercise of the prefunded warrants), if any, is $11,500,000.

(3)	Reflects the shares of Class A Ordinary Share that may be issued upon exercise of the Series A Warrants at an exercise price of $5.64 per share of Class A Ordinary Share.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant’s Class A Ordinary Share as reported on the Nasdaq Capital Market on July 12, 2024, such date being within five business days of the date that this Registration Statement was filed with the SEC.